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                                                                   Exhibit 10.31


                               MICRION CORPORATION
                               One Corporation Way
                                Peabody, MA 01960


                                                                   July 31, 1997



Fleet National Bank
75 State Street
Boston, MA  02109

Gentlemen:

         This letter agreement will set forth certain understandings between Micrion Corporation, a Massachusetts corporation (the "Borrower") and Fleet National Bank (the "Bank") with respect to Revolving Loans and the Term Loan (each as hereinafter defined) to be made by the Bank to the Borrower and with respect to letters of credit which may hereafter be issued by the Bank for the account of the Borrower. In consideration of the mutual promises contained herein and in the other documents referred to below, and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Borrower and the Bank agree as follows:

         I.  AMOUNTS AND TERMS

         1.1. Reference to Documents. Reference is made to (i) that certain $10,000,000 face principal amount revolving promissory note (the "Revolving Note") of even date herewith made by the Borrower and payable to the order of the Bank, (ii) that certain original $8,000,000 original principal amount term promissory note (the "Term Note") of even date herewith made by the Borrower and payable to the order of the Bank, (iii) that certain Inventory, Accounts Receivable and Intangibles Security Agreement and that certain Supplementary Security Agreement - Security Interest in Goods and Chattels, each of even date herewith, from the Borrower to the Bank (collectively, the "Security Agreement"), and (iv) assignments and notices of assignment (collectively, the "Intellectual Property Assignments") from the Borrower to the Bank relating to the Borrower's registered trademarks, patents and copyrights, if any.

         1.2. Revolving Loans; Revolving Note. Subject to the terms and conditions hereinafter set forth, the Bank will make loans ("Revolving Loans") to the Borrower, in such amounts as the Borrower may request, on any Business Day prior to the first to occur of (i) the Expiration Date, or (ii) the earlier termination of the within-described revolving financing arrangements pursuant to Section5.2 or Section6.7; provided, however, that (1) the aggregate principal amount of Revolving Loans outstanding shall at no time exceed the Maximum Revolving Amount (hereinafter defined) and (2) the Aggregate Revolving Bank Liabilities (hereinafter defined) shall at no time exceed the Borrowing Base (hereinafter defined). Within such limits, and subject to the terms and conditions hereof, the Borrower may obtain Revolving Loans, repay
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Revolving Loans and obtain Revolving Loans again on one or more occasions. The
Revolving Loans shall be evidenced by the Revolving Note and interest thereon shall be payable at the times and at the rate provided for in the Revolving Note. Overdue principal of the Revolving Loans and, to the extent permitted by law, overdue interest shall bear interest at a fluctuating rate per annum which at all times shall be equal to the sum of (i) two (2%) percent per annum plus
(ii) the per annum rate otherwise payable under the Revolving Note (but in no event in excess of the maximum rate from time to time permitted by then applicable law), compounded monthly and payable on demand. The Borrower hereby irrevocably authorizes the Bank to make or cause to be made, on a schedule attached to the Revolving Note or on the books of the Bank, at or following the time of making each Revolving Loan and of receiving any payment of principal, an appropriate notation reflecting such transaction and the then aggregate unpaid principal balance of the Revolving Loans. The amount so noted shall constitute presumptive evidence as to the amount owed by the Borrower with respect to principal of the Revolving Loans. Failure of the Bank to make any such notation shall not, however, affect any obligation of the Borrower or any right of the Bank hereunder or under the Revolving Note.

         This letter agreement amends and restates in its entirety the Prior Loan Agreement (hereinafter defined). The Bank has no further commitment to make any loan or to provide any other credit to or for the benefit of the Borrower pursuant to the Prior Loan Agreement. The Revolving Note is being issued in replacement of the outstanding $10,000,000 promissory note of the Borrower dated May 16, 1996 (the "1996 Revolving Note") heretofore issued to the Bank Upon the execution and delivery of the Revolving Note under this letter agreement and the payment of all fees and interest due under the 1996 Revolving Note and/or the Prior Loan Agreement accrued through the date of this letter agreement, the Bank will cancel the 1996 Revolving Note and return same to the Borrower.

         1.3. Repayment; Renewal of Revolving Loan Facility. The Borrower shall repay in full all Revolving Loans and all interest thereon upon the first to occur of: (i) the Expiration Date, or (ii) an acceleration under Section5.2(a) following an Event of Default. The Borrower may repay at any time, without penalty or premium, the whole or any portion of any Revolving Loan. In addition, if at any time the Borrowing Base is in an amount which is less than the then outstanding Aggregate Revolving Bank Liabilities, the Borrower will forthwith prepay so much of the Revolving Loans as may be required (or arrange for termination of such letters of credit as may be required) so that the Aggregate Revolving Bank Liabilities will not exceed the Borrowing Base. The Bank may, at its sole discretion, renew the revolving financing arrangements described in this letter agreement by extending the Expiration Date in a writing signed by the Bank and accepted by the Borrower. Neither the inclusion in this letter agreement or elsewhere of covenants relating to periods of time after the Expiration Date, nor any other provision hereof, nor any action (except a written extension pursuant to the immediately preceding sentence), non-action or course of dealing on the part of the Bank will be deemed an extension of, or agreement on the part of the Bank to extend, the Expiration Date.

         1.4. Term Loan; Term Note. In addition to the foregoing, at the date hereof the Bank is making a loan (the "Term Loan") to the Borrower in the original principal amount of $8,000,000. The Term Loan is evidenced by the Term Note. Interest on the Term Loan shall be


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payable at the times and at the rate provided for in the Term Note. Overdue principal of the Term Loan and, to the extent permitted by law, overdue interest shall bear interest at a fluctuating rate per annum which at all times shall be equal to the sum of (i) two (2%) percent per annum plus (ii) the per annum rate otherwise payable under the Term Note (but in no event in excess of the maximum rate from time to time permitted by then applicable law), compounded monthly and payable on demand. The Borrower hereby irrevocably authorizes the Bank to make or cause to be made, on a schedule attached to the Term Note or on the books of the Bank, at or following the date of receiving any payment of principal of the Term Loan, an appropriate notation reflecting such transaction and the then aggregate unpaid principal balance of the Term Loan. The amount so noted shall constitute presumptive evidence as to the amount owed by the Borrower with respect to principal of the Term Loan. Failure of the Bank to make any such notation shall not, however, affect any obligation of the Borrower or any right of the Bank hereunder or under the Term Note.

         1.5. Principal Repayment of Term Loan. The Borrower shall repay principal of the Term Loan in 8 quarterly installments, each in the amount of $1,000,000, an installment in such amount being due on each of September 30, 1998, December 31, 1998, March 31, 1999, June 30, 1999, September 30, 1999,
December 31, 1999, March 31, 2000 and June 30, 2000, with the then outstanding principal balance of the Term Loan and all interest then accrued but unpaid thereon being due and payable in full in any event on June 30, 2000. The Borrower may prepay, at any time or from time to time the whole or any portion of the Term Loan; provided that (i) each such principal prepayment shall be accompanied by payment of all interest under the Term Note accrued but unpaid to the date of payment and (ii) if the Term Loan is prepaid in whole or in part for any reason (whether voluntarily or involuntarily, due to acceleration or otherwise) prior to July 31, 1999, the Borrower will pay an additional amount in compensation for the Bank's time and efforts in arranging for the Term Loan, calculated as follows: $80,000 if such prepayment occurs prior to July 31, 1998 and $40,000 if such prepayment occurs on or after July 31, 1998 but prior to July 31, 1999. Any partial prepayment of principal of the Term Loan will be applied to installments of principal of the Term Loan thereafter coming due in inverse order of normal maturity. Principal amounts of the Term Loan paid or prepaid are not available for reborrowing.

         1.6. Advances and Payments. The proceeds of all Loans shall be credited by the Bank to a general deposit account maintained by the Borrower with the Bank. The proceeds of each Loan will be used by the Borrower solely for repayment of loans made under the Prior Loan Agreement and for working capital purposes.

         The Bank may charge any general deposit account of the Borrower at the Bank with the amount of all payments of interest, principal and other sums when same are due, from time to time, under this letter agreement and/or any Note and/or with respect to any letter of credit; and will thereafter notify the Borrower of the amount so charged. The failure of the Bank so to charge any account or to give any such notice shall not affect the obligation of the Borrower to pay interest, principal or other sums as provided herein or in any Note or with respect to any letter of credit.


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         Whenever any payment to be made to the Bank hereunder or under any Note or with respect to any letter of credit shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and interest payable on each such date shall include the amount thereof which shall accrue during the period of such extension of time. All payments by the Borrower hereunder and/or in respect of any Note and/or with respect to any letter of credit shall be made net of any impositions or taxes and without deduction, set-off or counterclaim, notwithstanding any claim which the Borrower may now or at any time hereafter have against the Bank. All payments of interest, principal and any other sum payable hereunder and/or under any Note and/or with respect to any letter of credit shall be made to the Bank, in immediately available funds, at its office at 75 State Street, Boston, MA 02109 or at such other address as the Bank may from time to time direct. All payments received by the Bank after 2:00 p.m. on any day shall be deemed received as of the next succeeding Business Day. All monies received by the Bank shall be applied first to fees, charges, costs and expenses payable to the Bank under this letter agreement, any Note and/or any of the other Loan Documents and/or with respect to any letter of credit, next to interest then accrued on account of any Loans or letter of credit reimbursement obligations and only thereafter to principal of the Loans and letter of credit reimbursement obligations, being applied against the Loans and/or such obligations in such order as the Borrower may designate (and, failing such designation, being applied first against the letter of credit reimbursement obligations, next against the Revolving Loans and thereafter against installments of the Term Loan in inverse order of normal maturity). All interest and fees payable hereunder and/or under any Note shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

         1.7. Letters of Credit. At the Borrower's request, the Bank may, from time to time, in its sole discretion issue one or more letters of credit for the account of the Borrower; provided that at the time of such issuance and after giving effect thereto the Aggregate Revolving Bank Liabilities will in no event exceed the lesser of (i) $10,000,000 or (ii) the then effective Borrowing Base. Any such letter of credit will be issued for such fee and upon such terms and conditions as may be agreed to by the Bank and the Borrower at the time of issuance. The Borrower hereby authorizes the Bank, without further request from the Borrower, to cause the Borrower's liability to the Bank for reimbursement of funds drawn under any such letter of credit to be repaid from the proceeds of a Revolving Loan to be made hereunder. The Borrower hereby irrevocably requests that such Revolving Loans be made.

         1.8. Conditions to Advance. Prior to the making of the initial Loan hereunder or the issuance of any letter of credit hereunder, the Borrower shall deliver to the Bank duly executed copies of this letter agreement, the Security Agreement, the Intellectual Property Assignments, the Revolving Note, the Term Note and the documents and other items listed on the Closing Agenda delivered herewith by the Bank to the Borrower, all of which, as well as all legal matters incident to the transactions contemplated hereby, shall be satisfactory in form and substance to the Bank and its counsel.

         Without limiting the foregoing, any Loan or letter of credit issuance (including the initial Loan or letter of credit issuance) is subject to the further conditions precedent that on the date on which such Loan is made or such letter of credit is issued (and after giving effect thereto):


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         (a)  All statements, representations and warranties of the Borrower made in this letter agreement and/or the Security Agreement shall continue to be correct in all material respects as of the date of such Loan or issuance of such letter of credit, as the case may be, excluding representations which are stated herein as being made as of a specific date and excluding representations of existing circumstances to the extent that Articles III and IV of this letter agreement contemplate that such circumstances may change without breach of this letter agreement.

         (b) All covenants and agreements of the Borrower contained herein and/or in any of the other Loan Documents shall have been complied with in all material respects on and as of the date of such Loan or issuance of such letter of credit, as the case may be.

         (c) No event which constitutes, or which with notice or lapse of time or both could constitute, an Event of Default shall have occurred and be continuing.

         (d) No material adverse change shall have occurred in the financial condition of the Borrower from that disclosed in the financial statements then most recently furnished to the Bank.

         Each request by the Borrower for any Loan or for the issuance of a letter of credit, and each acceptance by the Borrower of the proceeds of any Loan or delivery of a letter of credit, will be deemed a representation and warranty by the Borrower that at the date of such Loan or letter of credit issuance, as the case may be, and after giving effect thereto all of the conditions set forth in the foregoing clauses (a)-(d) of this Section 1.8 will be satisfied. Each request for a Revolving Loan or letter of credit issuance will be accompanied by a borrowing base certificate on a form satisfactory to the Bank, executed by the chief financial officer of the Borrower, unless such a certificate shall have been previously furnished setting forth the Borrowing Base as at a date not more than 30 days prior to the date of the requested borrowing or the requested letter of credit issuance, as the case may be.

         II.  REPRESENTATIONS AND WARRANTIES

         2.1. Representations and Warranties. In order to induce the Bank to enter into this letter agreement and to make Loans hereunder and/or issue letters of credit hereunder, the Borrower warrants and represents to the Bank as follows:

         (a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of Massachusetts. The Borrower has full corporate power to own its property and conduct its business as now conducted and as contemplated to be conducted, to grant the security interests contemplated by the Security Agreement and the Intellectual Property Assignments and to enter into and perform this letter agreement and the other Loan Documents. The Borrower is duly qualified to do business and in good standing in each other jurisdiction in which the Borrower maintains any facility, sales office or warehouse and in each other jurisdiction where the failure so to qualify could (singly or in the aggregate with all other such


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failures) have a material adverse effect on the financial condition, business or prospects of the Borrower, all such jurisdictions, as at the date of this letter agreement, being listed on item 2.1(a) of the attached Disclosure Schedule. At the date hereof, the Borrower has no Subsidiaries, except as shown on said item 2.1(a). The Borrower is not a member of any partnership or joint venture.

         (b)      At the date of this letter agreement, except as set forth on item 2.1(b) of the attached Disclosure Schedule, no Person (nor any "group" as defined in the Securities Exchange Act of 1934, as amended, and the regulations thereunder) is known by the Borrower to own, of record and/or beneficially, 5% or more of any class of equity securities of the Borrower. The Borrower owns 100% of the outstanding capital stock of each Subsidiary.

         (c) The execution, delivery and performance by the Borrower of this letter agreement and each of the other Loan Documents have been duly authorized by all necessary corporate and other action and do not and will not:

                  (i) violate any provision of, or require any filings (other than filings under the Uniform Commercial Code and filings under applicable securities laws which the Borrower may be required to make after the date hereof, provided that the failure of the Borrower to make any such filing under securities laws will not affect the enforceability of any of the Loan Documents), registration, consent or approval under, any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Borrower;

                  (ii) violate any provision of the charter or by-laws of the Borrower, or result in a breach of or constitute a default or require any waiver or consent under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Borrower is a party or by which the Borrower or any of its properties may be bound or affected or require any other consent of any Person; or

                  (iii) result in, or require, the creation or imposition of any lien, security interest or other encumbrance (other than in favor of the Bank), upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.

         (d) This letter agreement and each of the other Loan Documents has been duly executed and delivered by the Borrower and each is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms.

         (e) Except as described on item 2.1(e) of the attached Disclosure Schedule, there are no actions, suits, proceedings or investigations pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any Subsidiary of the Borrower before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could hinder or prevent the consummation of the transactions contemplated hereby or call into question the validity of this letter agreement or any of the other Loan Documents or any other instrument provided for or contemplated by this letter agreement or any


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of the other Loan Documents or any action taken or to be taken in connection with the transactions contemplated hereby or thereby or which in any single case or in the aggregate might result in any material adverse change in the business, prospects, condition, affairs or operations of the Borrower or any such Subsidiary.

         (f) The Borrower is not in violation of any term of its charter or by-laws as now in effect. Neither the Borrower nor any Subsidiary is in material violation of any term of any mortgage, indenture or judgment, decree or order, or any other instrument, contract or agreement to which it is a party or by which any of its property is bound.

         (g) The Borrower has filed (and has caused each Subsidiary of the Borrower to file) all federal, foreign, state and local tax returns, reports and estimates required to be filed by the Borrower. All such filed returns, reports and estimates are proper and accurate and the Borrower (or the Subsidiary concerned, as the case may be) has paid all taxes, assessments, impositions, fees and other governmental charges required to be paid in respect of the periods covered by such returns, reports or estimates. No deficiencies for any tax, assessment or governmental charge have been asserted or assessed, and the Borrower knows of no material tax liability or basis therefor.

         (h) The Borrower is in compliance with (and each Subsidiary of the Borrower is in compliance with) all requirements of law, federal, state and local, and all requirements of all governmental bodies or agencies having jurisdiction over it, the conduct of its business, the use of its properties and assets, and all premises occupied by it, failure to comply with which could (singly or in the aggregate with all other such failures) have a material adverse effect upon the assets, business, financial condition or prospects of the Borrower or any such Subsidiary. Without limiting the foregoing, the Borrower has all the franchises, licenses, leases, permits, certificates and authorizations needed for the conduct of its business and the use of its properties and all premises occupied by it, as now conducted, owned and used and as proposed to be conducted, owned and used.

         (i) The audited financial statements of the Borrower as at June 30, 1996 and the management-generated financial statements of the Borrower as at March 31, 1997, each heretofore delivered to the Bank, are complete and accurate and fairly present the financial condition of the Borrower as at the date thereof and for the period covered thereby, except that the management-generated statements do not have footnotes and thus do not present the information which would normally be contained in footnotes to financial statements and are subject to normal year-end adjustments. The Borrower has no liability, contingent or otherwise, not disclosed in the aforesaid June 30, 1996 financial statements that could materially affect the financial condition of the Borrower. Since June 30, 1996, there has been no material adverse development in the business or condition of the Borrower, and the Borrower has not entered into any transaction other than in the ordinary course.

         (j) The principal place of business and chief executive offices of the Borrower are located at One Corporation Way, Peabody, MA 01960. All of the books and records of the Borrower are located at said chief executive offices. Item 2.1(j) of the attached Disclosure


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Schedule sets forth the addresses of all premises owned, leased or occupied by the Borrower (collectively, the "Premises"). Except as set forth on said item 2.1(j), no assets of the Borrower are located at any other address. Said item 2.1(j) of the attached Disclosure Schedule also sets forth the names and addresses of all record owners of any of the Premises.

         (k) The Borrower owns or has a valid right to use all of the patents, licenses, copyrights, trademarks, trade names and franchises ("Intellectual Property") now being used or necessary to conduct its business, all of which are described on item 2.1(k) of the attached Disclosure Schedule. None of the Intellectual Property owned by the Borrower is represented by a registered copyright, trademark, patent or other federal or state registration, except as shown on said item 2.1(k). The conduct of the Borrower's business as now operated does not conflict with valid patents, licenses, copyrights, trademarks, trade names or franchises of others in any manner that could materially adversely affect the business or assets or condition, financial or otherwise, of the Borrower.

         (l) None of the executive officers or key employees of the Borrower is subject to any agreement in favor of anyone other than the Borrower which limits or restricts that person's right to engage in the type of business activity conducted or proposed to be conducted by the Borrower or which grants to anyone other than the Borrower any rights in any inventions or other ideas susceptible to legal protection developed or conceived by any such officer or key employee.

         (m) The Borrower is not a party to any contract or agreement which now has or, as far as can be foreseen by the Borrower at the date hereof, may have a material adverse effect on the financial condition, business, prospects or properties of the Borrower.

         III. AFFIRMATIVE COVENANTS AND REPORTING REQUIREMENTS

         Without limitation of any covenants and agreements contained in the Security Agreement or elsewhere, the Borrower agrees that so long as the financing arrangements contemplated hereby are in effect or any Revolving Loan or all or any portion of the Term Loan or any of the other Obligations shall be outstanding or any letter of credit issued hereunder shall be outstanding:

         3.1. Legal Existence; Qualification; Compliance. The Borrower will maintain (and will cause each Subsidiary of the Borrower to maintain) its corporate existence and good standing in the jurisdiction of its incorporation. The Borrower will qualify to do business and remain qualified and in good standing (and will cause each Subsidiary of the Borrower to qualify and remain qualified and in good standing) in each other jurisdiction where it maintains any facility, sales office, warehouse or other location and in each other jurisdiction in which the failure so to qualify could (singly or in the aggregate with all other such failures) have a material adverse effect on the financial condition, business or prospects of the Borrower or any such Subsidiary. The Borrower will comply (and will cause each Subsidiary of the Borrower to comply) with its charter documents and by-laws. The Borrower will comply with (and will cause each Subsidiary of the Borrower to comply with) all applicable laws, rules and regulations (including, without limitation, ERISA and those relating to environmental protection) other than


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(i) laws, rules or regulations the validity or applicability of which the
Borrower or such Subsidiary shall be contesting in good faith by proceedings which serve as a matter of law to stay the enforcement thereof and (ii) those laws, rules and regulations the failure to comply with any of which could not (singly or in the aggregate) have a material adverse effect on the financial condition, business or prospects of the Borrower or any such Subsidiary.

         3.2. Maintenance of Property; Insurance. The Borrower will maintain and preserve (and will cause each Subsidiary of the Borrower to maintain and preserve) all of its properties in good working order and condition, making all necessary repairs thereto and replacements thereof. The Borrower will maintain all such insurance as may be required under the Security Agreement and will also maintain, with financially sound and reputable insurers, insurance with respect to its property and business against such liabilities, casualties and contingencies and of such types and in such amounts as shall be reasonably satisfactory to the Bank from time to time and in any event all such insurance as may from time to time be customary for companies conducting a business similar to that of the Borrower in similar locales.

         3.3. Payment of Taxes and Charges. The Borrower will pay and discharge (and will cause each Subsidiary of the Borrower to pay and discharge) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or property, including, without limitation, taxes, assessments, charges or levies relating to real and personal property, franchises, income, unemployment, old age benefits, withholding, or sales or use, prior to the date on which penalties would attach thereto, and all lawful claims (whether for any of the foregoing or otherwise) which, if unpaid, might give rise to a lien upon any property of the Borrower or any such Subsidiary, except any of the foregoing which is being contested in good faith and by appropriate proceedings which serve as a matter of law to stay the enforcement thereof and for which the Borrower has established and is maintaining adequate reserves. The Borrower will pay, and will cause each of its Subsidiaries to pay, in a timely manner, all material lease obligations, all material trade debt, material purchase money obligations, material equipment lease obligations and all of its other material Indebtedness; provided that the Borrower need not pay any of the foregoing which is being contested in good faith without jeopardy to any property or rights material to the business of the Borrower and as to which appropriate reserves are maintained. The Borrower will perform and fulfill all material covenants and agreements under any material leases of real estate, material agreements relating to purchase money debt, material equipment leases and other material contracts; provided that the Borrower need not perform or fulfill any of the foregoing which is being contested in good faith without jeopardy to any property or rights material to the business of the Borrower and as to which appropriate reserves are maintained. The Borrower will maintain in full force and effect, and comply with the terms and conditions of, all permits, permissions and licenses necessary or desirable for its business.

         3.4. Accounts. The Borrower will maintain its principal depository and operating accounts with the Bank.

         3.5. Conduct of Business. The Borrower will conduct, in the ordinary course, the business in which it is presently engaged. The Borrower will not, without the prior written


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consent of the Bank (which will not be unreasonably withheld), directly or indirectly (itself or through any Subsidiary), enter into any other lines of business, businesses or ventures.

         3.6.     Reporting Requirements. The Borrower will furnish to the Bank:

                  (i) Within 90 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such fiscal year for the Borrower, including therein consolidated and consolidating balance sheets of the Borrower and Subsidiaries as at the end of such fiscal year and related consolidated and consolidating statements of income, stockholders' equity and cash flow for the fiscal year then ended. The annual consolidated financial statements shall be certified by independent public accountants selected by the Borrower and reasonably acceptable to the Bank, such certification to be in such form as is generally recognized as "unqualified".

                  (ii) Within 45 days after the end of each fiscal quarter of the Borrower, consolidated and consolidating balance sheets of the Borrower and its Subsidiaries and related consolidated and consolidating statements of income and cash flow, unaudited but complete and accurate and prepared in accordance with generally accepted accounting principles fairly presenting the financial condition of the Borrower as at the dates thereof and for the periods covered thereby (except that such quarterly statements need not contain footnotes) and certified as accurate (subject to normal year-end audit adjustments, which shall not be material) by the chief financial officer of the Borrower, such balance sheets to be as at the end of each such fiscal quarter and such statements of income and cash flow to be for such fiscal quarter and for the year to date, in each case together with a comparison to budget.

                  (iii) At the time of delivery of each annual or quarterly statement of the Borrower, a certificate executed by the chief financial officer of the Borrower stating that he or she has reviewed this letter agreement and the other Loan Documents and has no knowledge of any default by the Borrower in the performance or observance of any of the provisions of this letter agreement or of any of the other Loan Documents or, if he or she has such knowledge, specifying each such default and the nature thereof. Each such certificate given as at the end of any fiscal quarter shall also set forth the calculations necessary to evidence compliance with Sections 3.7-3.12.

                  (iv) Monthly, within 15 days after the end of each month, (A) an aging report in form satisfactory to the Bank covering all Receivables of the Borrower outstanding as at the end of such month and
         (B) a certificate of the chief financial officer of the Borrower setting forth the Borrowing Base as at the end of such month, all in form reasonably satisfactory to the Bank.

                  (v) Promptly after receipt, a copy of all audits or reports submitted to the Borrower by independent public accountants in connection with any annual, special or interim audits of the books of the Borrower and any "management letter" prepared by the Borrower's accountants.

                  (vi) As long as any securities of the Borrower are publicly traded or if registration of any such securities is being sought, the Borrower will furnish to the Bank, promptly upon same becoming available, one copy of each financial statement, report, notice or proxy statement sent by the Borrower to stockholders or the holders of debt securities generally, and of each regular or periodic report and any registration statement, prospectus or listing application filed by the Borrower with the NASDAQ market system, any securities exchange or the Securities and Exchange Commission or any successor agency.

                  (vii) As soon as possible and in any event within five days after the Borrower becomes aware of (or reasonably should have become aware of) the occurrence of any Event of Default or any event which, with the giving of notice or passage of time or both, would constitute an Event of Default, the statement of the Borrower setting forth details of such Event of Default or event and the action which the Borrower proposes to take with respect thereto.

                  (viii) Promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, to which the Borrower or any Subsidiary of the Borrower is a party and which, if determined adversely to the Borrower or any such Subsidiary, would have a material adverse effect on the business, properties, prospects or condition of the Borrower or any such Subsidiary.

                  (ix) Promptly upon applying for, or being granted, a federal or state registration for any copyright, trademark or patent or purchasing any registered copyright, trademark or patent, written notice to the Bank describing same, together with all such documents as may be required in order to give the Bank a fully perfected first priority security interest in each such copyright, trademark or patent.

                  (x) Promptly after the Borrower has knowledge thereof, written notice of any development or circumstance which may reasonably be expected to have a material adverse effect on the Borrower or its business, properties, assets, Subsidiaries or condition, financial or otherwise.

                  (xi) Promptly upon request, such other information respecting the financial condition, operations, Receivables, inventory, machinery or equipment of the Borrower or any Subsidiary as the Bank may from time to time reasonably request.

         3.7. Debt to Worth. The Borrower will maintain as at the end of each fiscal quarter of the Borrower (commencing with its results as at June 30, 1997) on a consolidated basis a Leverage Ratio of not more than 1.25 to 1. As used herein, "Leverage Ratio" means the ratio of (x) outstanding consolidated Indebtedness of the Borrower and/or its Subsidiaries to (y) the consolidated Tangible Net Worth of the Borrower.

         3.8. Net Worth. The Borrower will maintain as at the end of each fiscal quarter of the Borrower (commencing with its results as at June 30, 1997) a consolidated Tangible Net Worth which shall not be less than the then-effective TNW Requirement. As used herein, the "TNW Requirement" will be deemed to have been $27,500,000 as at June 30, 1997; and as at the last day of each fiscal quarter thereafter beginning with September 30, 1997 (each, a "Determination Date") the TNW Requirement will be deemed to become an amount equal to the sum of: (i) that TNW Requirement which had been in effect on the last day of the immediately preceding fiscal quarter, plus (ii) 80% of the consolidated Net Income of the Borrower and Subsidiaries during the fiscal quarter ending at such Determination Date (but without giving effect to any Net Income which is less than zero for any fiscal quarter), plus (iii) 80% of the net proceeds of any equity securities sold by the Borrower during the fiscal quarter ending at such Determination Date.

         3.9. Liquidity. The Borrower will maintain as at the end of each fiscal quarter of the Borrower (commencing with its results as at June 30, 1997) a ratio of Net Quick Assets to Current Liabilities, which ratio shall be not less than 1.25 to 1.

         3.10. Profitability. The Borrower will achieve consolidated Net Income of: not less than $2,500,000 for the 12-month period ending September 30, 1997; not less than $2,250,000 for the 12-month period ending December 31, 1997; not less than $2,500,000 for the 12-month period ending March 31, 1998; and not less than $3,000,000 for the 12-month period ending at each subsequent fiscal quarter-end.

         3.11. Cash Flow. The Borrower will maintain, as at the end of each fiscal quarter of the Borrower (commencing with the Borrower's results as at June 30, 1997 and for the 12-month period then ended), a Cash Flow Leverage Ratio of not more than 3.0 to 1. The "Cash Flow Leverage Ratio", as determined at each fiscal quarter-end of the Borrower, will be deemed to be the ratio of
(x) consolidated Funded Debt outstanding at such fiscal quarter-end to (y) the consolidated EBITDA earned for the 12-month period then ended.

         3.12. Debt Service. The Borrower will maintain, as at the end of each fiscal quarter of the Borrower (commencing with the Borrower's results as at June 30, 1997) a Debt Service Coverage Ratio of not less than 1.25 to 1. The "Debt Service Coverage Ratio", as determined at each fiscal quarter-end of the Borrower, will be deemed to be a ratio of (x) Cash Available for the 12-month period ending at such fiscal quarter-end to (y) the sum of (i) all interest on Indebtedness paid or accrued by the Borrower and/or any of its Subsidiaries during such 12-month period plus (ii) all principal of Indebtedness paid or required to be paid by the Borrower and/or any of its Subsidiaries during such 12-month period.

         3.13. Books and Records. The Borrower will maintain (and cause each of its Subsidiaries to maintain) complete and accurate books, records and accounts which will at all times accurately and fairly reflect all of its transactions in accordance with generally accepted accounting principles consistently applied. The Borrower will, at any reasonable time and from time to time upon reasonable notice and during normal business hours (and at any time and without any necessity for notice following the occurrence of an Event of Default), permit the

Bank, and any agents or representatives thereof, to examine and make copies of and take abstracts from the records and books of account of, and visit the properties of the Borrower and any of its Subsidiaries, and to discuss its affairs, finances and accounts with its managers, officers or directors and independent accountants, all of whom are hereby authorized and directed to cooperate with the Bank in carrying out the intent of this Section 3.13. Each financial statement of the Borrower hereafter delivered pursuant to this letter agreement will be complete and accurate and will fairly present the financial condition of the Borrower as at the date thereof and for the periods covered thereby.

         3.14. Landlord's Waiver. Prior to the making of the first Loan the Borrower will obtain, and will thereafter maintain in effect at all times, waivers from the owners of all premises in which any material amount of Collateral is located, such waivers to be in form and substance satisfactory to the Bank.

         IV.      NEGATIVE COVENANTS

         Without limitation of any covenants and agreements contained in the Security Agreement or elsewhere, the Borrower agrees that so long as the financing arrangements contemplated hereby are in effect or any Revolving Loan or all or any portion of the Term Loan or any of the other Obligations shall be outstanding or any letter of credit issued hereunder shall be outstanding:

         4.1. Indebtedness. The Borrower will not create, incur, assume or suffer to exist any Indebtedness (nor allow any of its Subsidiaries to create, incur, assume or suffer to exist any Indebtedness), except for:

                  (i) Indebtedness owed to the Bank, including, without limitation, the Indebtedness represented by the Notes and any Indebtedness in respect of letters of credit issued by the Bank;

                  (ii) Indebtedness of the Borrower or any Subsidiary for taxes, assessments and governmental charges or levies not yet due and payable;

                  (iii) unsecured current liabilities of the Borrower or any Subsidiary (other than for money borrowed or for purchase money Indebtedness with respect to fixed assets) incurred upon customary terms in the ordinary course of business;

                  (iv) Indebtedness with respect of any sale-leaseback transaction undertaken by the Borrower; provided that the sum of (1) the value of all assets so sold and leased back by the Borrower, taken in the aggregate as to all such transactions outstanding at any one time, plus (2) all purchase money Indebtedness (including, without limitation, Indebtedness as to capital leases permitted by clause (v) and/or clause (vi) below) does not exceed $5,000,000 in the aggregate as to all such transactions outstanding at any one time;

                  (v) purchase money Indebtedness (including, without limitation, Indebtedness in respect of capitalized equipment leases) owed to equipment vendors and/or lessors for equipment purchased or leased by the Borrower for use in the Borrower's business; provided that the total of the Indebtedness permitted under this clause (v) plus the presently-existing equipment financing permitted under clause (vi) of this Section 4.1 plus Indebtedness in respect of sale-leaseback transactions permitted under clause (iv) of this Section 4.1 will not exceed $5,000,000 in the aggregate outstanding at any one time;

                  (vi) other Indebtedness existing at the date hereof, but only to the extent set forth on item 4.1 of the attached Disclosure Schedule; and

                  (vii) any guaranties or other contingent liabilities expressly permitted pursuant to Section 4.3.

         4.2. Liens. The Borrower will not create, incur, assume or suffer to exist (nor allow any of its Subsidiaries to create, incur, assume or suffer to exist) any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance (including the lien or retained security title of a conditional vendor) of any nature (collectively, "Liens") upon or with respect to any of its property or assets, now owned or hereafter acquired, except:

                  (i) Liens for taxes, assessments or governmental charges or levies on property of the Borrower or any of its Subsidiaries if the same shall not at the time be delinquent or thereafter can be paid without interest or penalty;

                  (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar Liens arising in the ordinary course of business for sums not yet due or which are being contested in good faith and by appropriate proceedings which serve as a matter of law to stay the enforcement thereof and as to which adequate reserves have been made;

                  (iii) pledges or deposits under workmen's compensation laws, unemployment insurance, social security, retirement benefits or similar legislation;

                  (iv)     Liens in favor of the Bank;

                  (v) Liens in favor of equipment vendors and/or lessors securing purchase money Indebtedness to the extent permitted by clauses
         (iv) and (v) of Section 4.1; provided that no such Lien will extend to any property of the Borrower or any Subsidiary other than the specific items of equipment financed; or

                  (vi) other Liens existing at the date hereof, but only to the extent and with the relative priorities set forth on item 4.2 of the attached Disclosure Schedule.

         4.3. Guaranties. The Borrower will not, without the prior written consent of the Bank, assume, guarantee, endorse or otherwise become directly or contingently liable (including, without limitation, liable by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in any debtor or otherwise to assure any creditor against loss) (and will not permit any of its Subsidiaries so to assume, guaranty or become directly or contingently liable) in connection with any indebtedness of any other Person, except (i) guaranties by endorsement for deposit or collection in the ordinary course of business, and (ii) currently existing guaranties described on item 4.3 of the attached Disclosure Schedule.

         4.4. Dividends. The Borrower will not, without the prior written consent of the Bank, make any distributions to its shareholders, pay any dividends (other than dividends payable solely in capital stock of the Borrower) or redeem, purchase or otherwise acquire, directly or indirectly any of its capital stock, except that the Borrower may without such consent repurchase, for an aggregate consideration not in excess of $50,000 per year, shares of its common stock issued under its restrictive stock plan, such repurchases to be made from individuals who leave the employ of the Borrower.

         4.5. Loans and Advances. The Borrower will not make any loans or advances (and will not permit any of its Subsidiaries to make any loans or advances) to any Person, including, without limitation, the Borrower's directors, officers and employees, except advances to directors, officers or employees with respect to expenses incurred by them in the ordinary course of their duties and advances against salary, all of which will not exceed, in the aggregate, $250,000 outstanding at any one time.

         4.6. Investments. The Borrower will not, without the Bank's prior written consent, invest in, hold or purchase any stock or securities of any Person (nor will the Borrower permit any of its Subsidiaries to invest in, purchase or hold any such stock or securities) except (i) readily marketable direct obligations of, or obligations guaranteed by, the United States of America or any agency thereof, (ii) other investment grade debt securities,
(iii) mutual funds, the assets of which are primarily invested in items of the kind described in the foregoing clauses (i) and (ii) of this Section 4.6, (iv) deposits with or certificates of deposit issued by the Bank and any other obligations of the Bank or the Bank's parent, (v) deposits with or certificates of deposit issued by any United States commercial bank having more than $100,000,000 in capital, and (vi) investments in any Subsidiaries now existing or hereafter created by the Borrower pursuant to Section 4.7 below; provided that in any event the Tangible Net Worth of the Borrower alone (exclusive of its investment in Subsidiaries and any debt owed by any Subsidiary to the Borrower) will not be less than 90% of the consolidated Tangible Net Worth of the Borrower and Subsidiaries.

         4.7. Subsidiaries; Acquisitions. The Borrower will not, without the prior written consent of the Bank, form or acquire any Subsidiary or make any other acquisition of the stock of any Person or of all or substantially all of the assets of any other Person, except that (with prior written notice to the Bank) the Borrower may form additional Subsidiaries and may make contributions to the capital of any Subsidiary within the limit established by the proviso contained in clause (vi) of Section 4.6 above. The Borrower will not become a partner in any partnership.

         4.8. Merger. The Borrower will not, without the prior written consent of the Bank, merge or consolidate with any Person or sell, lease, transfer or otherwise dispose of any material portion of its assets (whether in one or more transactions), other than sale of inventory in the ordinary course; provided that nothing in this Section 4.8 will be deemed to prohibit any sale-leaseback transaction within the limit prescribed by clause (iv) of Section 4.1 above.

         4.9. Affiliate Transactions. The Borrower will not, without the prior written consent of the Bank, enter into any transaction, including, without limitation, the purchase, sale or exchange of any property or the rendering of any service, with any affiliate of the Borrower, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's business and upon fair and reasonable terms no less favorable to the Borrower than would be obtained in a comparable arms'-length transaction with any Person not an affiliate; provided that nothing in this Section 4.9 shall be deemed to prohibit the payment of salary or other similar payments to any officer or director of the Borrower at a level consistent with the salary and other payments being paid at the date of this letter agreement and heretofore disclosed in writing to the Bank, nor to prevent the hiring of additional officers at a salary level consistent with industry practice, nor to prevent reasonable periodic increases in salary. For the purposes of this letter agreement, "affiliate" means any Person which, directly or indirectly, controls or is controlled by or is under common control with the Borrower; any officer or director or former officer or director of the Borrower; any Person owning of record or beneficially, directly or indirectly, 5% or more of any class of capital stock of the Borrower or 5% or more of any class of capital stock or other equity interest having voting power (under ordinary circumstances) of any of the other Persons described above; and any member of the immediate family of any of the foregoing. "Control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of any Person, whether through ownership of voting equity, by contract or otherwise.

         4.10. Change of Address, etc. The Borrower will not change its name or legal structure, nor will the Borrower move its chief executive offices or principal place of business from the address described in the first sentence of
Section 2.1(j) above, nor will the Borrower remove any books or records from such address, nor will the Borrower keep any Collateral at any location other than the Premises without, in each instance, giving the Bank at least 30 days' prior written notice and providing all such financing statements, certificates and other documentation as the Bank may request in order to maintain the perfection and priority of the security interests granted or intended to be granted pursuant to the Security Agreement. The Borrower will not change its fiscal year or methods of financial reporting unless, in each instance, prior written notice of such change is given to the Bank and prior to such change the Borrower enters into amendments to this letter agreement in form and substance satisfactory to the Bank in order to preserve unimpaired the rights of the Bank and the obligations of the Borrower hereunder.

         4.11. Hazardous Waste. Except as provided below, the Borrower will not dispose of or suffer or permit to exist any hazardous material or oil on any site or vessel owned, occupied or operated by the Borrower or any Subsidiary of the Borrower, nor shall the Borrower store (or permit any Subsidiary to store) on any site or vessel owned, occupied or operated by the Borrower or any such Subsidiary, or transport or arrange the transport of, any hazardous material or oil (the terms "hazardous material", "oil", "site" and "vessel", respectively, being used herein with the meanings given those terms in Mass. Gen. Laws, Ch. 21E or any comparable terms in any comparable statute in effect in any other relevant jurisdiction). The Borrower shall provide the Bank with written notice of (i) the intended storage or transport of any hazardous material or oil by the Borrower or any Subsidiary of the Borrower, (ii) any potential or known release or threat of release of any hazardous material or oil at or from any site or vessel owned, occupied or operated by the Borrower or any Subsidiary of the Borrower, and (iii) any incurrence of any expense or loss by any government or governmental authority in connection with the assessment, containment or removal of any hazardous material or oil for which expense or loss the Borrower or any Subsidiary of the Borrower may be liable. Notwithstanding the foregoing, the Borrower and its Subsidiaries may use, store and transport, and need not notify the Bank of the use, storage or transportation of, (x) oil in reasonable quantities, as fuel for heating of their respective facilities or for vehicles or machinery used in the ordinary course of their respective businesses and (y) hazardous materials that are solvents, cleaning agents or other materials used in the ordinary course of the respective business operations of the Borrower and its Subsidiaries, in reasonable quantities, as long as in any case the Borrower or the Subsidiary concerned (as the case may be) has obtained and maintains in effect any necessary governmental permits, licenses and approvals, complies with all requirements of applicable federal, state and local law relating to such use, storage or transportation, follows the protective and safety procedures that a prudent businessperson conducting a business the same as or similar to that of the Borrower or such Subsidiary (as the case may be) would follow, and disposes of such materials (not consumed in the ordinary course) only through licensed providers of hazardous waste removal services.

         4.12. No Margin Stock. No proceeds of any Loan shall be used directly or indirectly to purchase or carry any margin security.

         V.    DEFAULT AND REMEDIES

         5.1. Events of Default. The occurrence of any one of the following events shall constitute an Event of Default hereunder:

         (a) The Borrower shall fail to make any payment of principal of or interest on the Revolving Note or the Term Note on or before the date when due; or the Borrower shall fail to pay when due any amount owed to the Bank with respect to any letter of credit now or hereafter issued by the Bank; or

         (b) Any representation or warranty of the Borrower contained herein shall at any time prove to have been incorrect in any material respect when made or any representation or warranty made by the Borrower in connection with any Loan or letter of credit shall at any time prove to have been incorrect in any material respect when made; or

         (c) The Borrower shall default in the performance or observance of any agreement or obligation under any of Sections 3.6, 3.7, 3.8, 3.9, 3.10,
3.11 or 3.12 or Article IV; or

         (d) The Borrower shall default in the performance or observance of any agreement or obligation under Section 3.1 and/or Section 3.3 and such default shall continue unremedied for 15 days after the date on which the Borrower has knowledge of (or reasonably should have had knowledge of) such default; or

         (e) The Borrower shall default in the performance of any other term, covenant or agreement contained in this letter agreement and such default shall continue unremedied for 30 days after notice thereof shall have been given to the Borrower; provided that if such default is of such nature that it cannot reasonably be cured within said 30-day period, then there shall not be deemed to be a default under this clause (e) so long as the Borrower commences such cure within such 30-day period and thereafter diligently prosecutes such cure to completion, with such completion occurring, in any event, within 75 days after the aforesaid notice to the Borrower; or

         (f) Any default on the part of the Borrower or any Subsidiary of the Borrower shall exist, and shall remain unwaived or uncured beyond the expiration of any applicable notice and/or grace period, under any other contract, agreement or undertaking now existing or hereafter entered into with or for the benefit of the Bank (or any affiliate of the Bank); or

         (g) Any default shall exist and remain unwaived or uncured with respect to any Indebtedness of the Borrower or any Subsidiary of the Borrower in excess of $50,000 in aggregate principal amount or with respect to any instrument evidencing, guaranteeing, securing or otherwise relating to any such Indebtedness, or any such Indebtedness in excess of $50,000 in aggregate principal amount shall not have been paid when due, whether by acceleration or otherwise, or shall have been declared to be due and payable prior to its stated maturity, or any event or circumstance shall occur which permits, or with the lapse of time or the giving of notice or both would permit, the acceleration of the maturity of any such Indebtedness by the holder or holders thereof; or

         (h) The Borrower shall be dissolved, or the Borrower or any Subsidiary of the Borrower shall become insolvent or bankrupt or shall cease paying its debts as they mature or shall make an assignment for the benefit of creditors, or a trustee, receiver or liquidator shall be appointed for the Borrower or any Subsidiary of the Borrower or for a substantial part of the property of the Borrower or any such Subsidiary, or bankruptcy, reorganization, arrangement, insolvency or similar proceedings shall be instituted by or against the Borrower or any such Subsidiary under the laws of any jurisdiction (except for an involuntary proceeding filed against the Borrower or any Subsidiary of the Borrower which is dismissed within 60 days following the institution thereof); or

         (i) Any attachment, execution or similar process shall be issued or levied against any of the property of the Borrower or any Subsidiary and such attachment, execution or similar process shall not be paid, stayed, released, vacated or fully bonded within 30 days after its issue or levy; or

         (j) Any final uninsured judgment in excess of $50,000 shall be entered against the Borrower or any Subsidiary of the Borrower by any court of competent jurisdiction, unless such judgment is paid, vacated, bonded or stayed within 30 days following the entry thereof (and if bonded or stayed, such bond or stay shall remain in effect until the judgment is paid or vacated); or

         (k) The Borrower or any Subsidiary of the Borrower shall fail to meet its minimum funding requirements under ERISA with respect to any employee benefit plan (or other class of benefit which the PBGC has elected to insure) or any such plan shall be the subject of termination proceedings (whether voluntary or involuntary) and there shall result from such termination proceedings a liability of the Borrower or any Subsidiary of the Borrower to the PBGC which in the reasonable opinion of the Bank may have a material adverse effect upon the financial condition of the Borrower or any such Subsidiary; or

         (l) The Security Agreement or any other Loan Document shall for any reason (other than due to payment in full of all amounts secured or evidenced thereby or due to discharge in writing by the Bank) not remain in full force and effect; or

         (m) The security interests and liens of the Bank in and on any of the Collateral covered or intended to be covered by the Security Agreement shall for any reason (other than written release by the Bank) not be fully perfected liens and security interests; or

         (n) If, at any time, more than 50% of any class of equity securities of the Borrower shall be held, of record and/or beneficially, by any Person or by any "group" (as defined in the Securities Exchange Act of 1934, as amended, and the regulations thereunder) other than by a Person who is a stockholder of the Borrower at the date hereof or a group consisting solely of such Persons; or

         (o) There shall occur any other material adverse change in the condition (financial or otherwise), operations, properties, assets, liabilities or earnings of the Borrower.

         5.2. Rights and Remedies on Default. Upon the occurrence of any Event of Default, in addition to any other rights and remedies available to the Bank hereunder or otherwise, the Bank may exercise any one or more of the following rights and remedies (all of which shall be cumulative):

         (a) Declare the entire unpaid principal amounts of the Revolving Note and the Term Note then outstanding, all interest accrued and unpaid thereon and all other amounts payable under this letter agreement and all other Indebtedness of the Borrower to the Bank to be forthwith due and payable, whereupon the same shall become forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower.

         (b) Terminate the revolving financing arrangements provided for by this letter agreement.

         (c) Exercise all rights and remedies hereunder, under the Revolving Note, under the Term Note, under the Security Agreement, under the Intellectual Property Assignments and under each and any other agreement with the Bank; and exercise all other rights and remedies which the Bank may have under applicable law.

         5.3. Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, the Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, all of which are hereby expressly waived, to set off and to appropriate and apply any and all deposits and any other Indebtedness at any time held or owing by the Bank or any affiliate thereof to or for the credit or the account of the Borrower against and on account of the obligations and liabilities of the Borrower to the Bank under this letter agreement or otherwise, irrespective of whether or not the Bank shall have made any demand hereunder and although said obligations, liabilities or claims, or any of them, may then be contingent or unmatured and without regard for the availability or adequacy of other collateral. As further security for the Obligations, the Borrower also grants to the Bank a security interest with respect to all its deposits and all securities or other property in the possession of the Bank or any affiliate of the Bank from time to time, and, upon the occurrence of any Event of Default, the Bank may exercise all rights and remedies of a secured party under the Uniform Commercial Code.

         5.4. Letters of Credit. Without limitation of any other right or remedy of the Bank, (i) if an Event of Default shall have occurred and the Bank shall have accelerated the Revolving Loans or (ii) if this letter agreement and/or the revolving financing arrangements described herein shall have expired or shall have been earlier terminated by either the Bank or the Borrower for any reason, the Borrower will forthwith deposit with the Bank in cash a sum equal to the total of all then undrawn amounts of all outstanding letters of credit issued by the Bank for the account of the Borrower.

         VI.  MISCELLANEOUS

         6.1. Costs and Expenses. The Borrower agrees to pay on demand all costs and expenses (including, without limitation, reasonable legal fees) of the Bank in connection with the preparation, execution and delivery of this letter agreement, the Security Agreement, the Revolving Note, the Term Note and all other instruments and documents to be delivered in connection with any Loan or letter of credit issued hereunder and any amendments or modifications of any of the foregoing, as well as the costs and expenses (including, without limitation, the reasonable fees and expenses of legal counsel) incurred by the Bank in connection with preserving, enforcing or exercising, upon default, any rights or remedies under this letter agreement, the Security Agreement, the Revolving Note, the Term Note and all other instruments and documents delivered or to be delivered hereunder or in connection herewith, all whether or not legal action is instituted. In addition, the Borrower shall be obligated to pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this letter agreement, the Security Agreement, the Revolving Note, the Term Note and all other instruments and documents to be delivered in connection with any Obligation. Any fees, expenses or other charges which the Bank is entitled to receive from the Borrower under this Section shall bear interest from the date of any demand therefor until the date when paid at a rate per annum equal to the sum of (i) two (2%) percent plus (ii) the per annum rate otherwise payable under the Revolving Note (but in no event in excess of the maximum rate permitted by then applicable law).

         6.2. Capital Adequacy. If the Bank shall have determined that the adoption or phase-in after the date hereof of any applicable law, rule or regulation regarding capital requirements for banks or bank holding companies, or any change therein after the date hereof, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive of such entity regarding capital adequacy (whether or not having the force of law) has or would have the effect of reducing the return on the Bank's capital with respect to the Revolving Loans, the Term Loan and/or the within-described loan facilities and/or letters of credit issued for the account of the Borrower to a level below that which the Bank could have achieved (taking into consideration the Bank's policies with respect to capital adequacy immediately before such adoption, phase-in, change or compliance and assuming that the Bank's capital was then fully utilized) but for such adoption, phase-in, change or compliance by any amount deemed by the Bank to be material: (i) the Bank shall promptly after its determination of such occurrence give notice thereof to the Borrower; and (ii) the Borrower shall pay forthwith to the Bank as an additional fee such amount as the Bank certifies to be the amount that will compensate it for such reduction with respect to the Revolving Loans, the Term Loan, the within-described loan facilities and/or such letters of credit.

         A certificate of the Bank claiming compensation under this Section shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such compensation, the additional amount or amounts to be paid to it hereunder and the method by which such amounts were determined. In determining such amounts, the Bank may use any reasonable averaging and attribution methods. No failure on the part of the Bank to demand compensation on any one occasion shall constitute a waiver of its right to demand such compensation on any other occasion and no failure on the part of the Bank to deliver any certificate in a timely manner shall reduce any obligation of the Borrower to the Bank under this Section.

         6.3. Facility Fees. With respect to the Term Loan, the Borrower is paying to the Bank, at the date of execution and delivery of this letter agreement a non-refundable facility fee in the amount of $40,000. The Borrower will also pay to the Bank on the date of execution of this letter agreement and on the first day of each calendar quarter thereafter, as long as the within-described revolving loan arrangements are in effect, a non-refundable quarterly facility fee payable in advance in the amount of $12,500 per quarter (appropriately pro-rated for any partial calendar quarter, with the $12,500 facility fee paid on or about July 1, 1997 under the Prior Loan Agreement being pro-rated as follows: one-third of such payment will represent the final payment of facility fees under the Prior Loan Agreement and two-thirds of such payment will be applied to the initial payment due under this sentence). In addition, if the within-described revolving financing arrangements are terminated by the Borrower for any reason or by the Bank as the result of the Borrower's default, the Borrower shall forthwith upon such termination pay to the Bank a sum equal to all of the fees which would have become due pursuant to the immediately preceding sentence from the date of such termination through the Expiration Date. Fees described in this Section are in addition to any balances and fees required by the Bank or any of its affiliates in connection with any other services now or hereafter made available to the Borrower.

         6.4. Other Agreements. The provisions of this letter agreement are not in derogation or limitation of any obligations, liabilities or duties of the Borrower under any of the other Loan Documents or any other agreement with or for the benefit of the Bank. No inconsistency in default provisions between this letter agreement and any of the other Loan Documents or any such other agreement will be deemed to create any additional grace period or otherwise derogate from the express terms of each such default provision. No covenant, agreement or obligation of the Borrower contained herein, nor any right or remedy of the Bank contained herein, shall in any respect be limited by or be deemed in limitation of any inconsistent or additional provisions contained in any of the other Loan Documents or any such other agreement.

         6.5. Governing Law. This letter agreement and the Notes shall be governed by, and construed and enforced in accordance with, the laws of The Commonwealth of Massachusetts.

         6.6. Addresses for Notices, etc. All notices, requests, demands and other communications provided for hereunder shall be in writing and shall be mailed or delivered to the applicable party at the address indicated below:

              If to the Borrower:

              Micrion Corporation
              One Corporation Way
              Peabody, MA  01960
              Attention:  David M. Hunter, Vice President, Finance and
                          Administration

              If to the Bank:

              Fleet National Bank
              High Technology Group
              75 State Street
              Boston, MA  02109
              Attention:  Thomas W. Davies, Senior Vice President

or, as to each of the foregoing, at such other address as shall be designated by such Person in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall be effective two (2) days after deposit in the United States mails, if sent postage prepaid, certified or registered mail, return receipt requested, addressed as aforesaid. If any such notice, request, demand or other communication is hand delivered, same shall be effective upon receipted delivery.

         6.7. Binding Effect; Assignment; Termination. This letter agreement shall be binding upon the Borrower, its successors and assigns and shall inure to the benefit of the Borrower and the Bank and their respective permitted successors and assigns. The Borrower may not assign this letter agreement or any rights hereunder without the express written consent of the Bank. The Bank may, in accordance with applicable law, from time to time assign or grant participations in this letter agreement, the Loans, the Notes and/or any letters of credit issued hereunder. The Borrower may terminate this letter agreement and the financing arrangements made herein by giving written notice of such termination to the Bank, together with the payment described in the third sentence of Section 6.3; provided that no such termination will release or waive any of the Bank's rights or remedies or any of the Borrower's obligations under this letter agreement or any of the other Loan Documents unless and until the Borrower has paid in full all Loans and all interest thereon and all fees and charges payable in connection therewith and all letters of credit issued hereunder have been terminated.

         6.8. Consent to Jurisdiction. The Borrower irrevocably submits to the non-exclusive jurisdiction of any Massachusetts court or any federal court sitting within The Commonwealth of Massachusetts over any suit, action or proceeding arising out of or relating to this letter agreement and/or any Note. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. The Borrower agrees that final judgment in any such suit, action or proceeding brought in such a court shall be enforced in any court of proper jurisdiction by a suit upon such judgment, provided that service of process in such action, suit or proceeding shall have been effected upon the Borrower in one of the manners specified in the following paragraph of this Section 6.8 or as otherwise permitted by law.

         The Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in the preceding paragraph of this Section 6.8 either (i) by mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to it at its address set forth in Section 6.6 or (ii) by serving a copy thereof upon it at its address set forth in Section 6.6.

         6.9. Severability. In the event that any provision of this letter agreement or the application thereof to any Person, property or circumstances shall be held to any extent to be invalid or unenforceable, the remainder of this letter agreement, and the application of such provision to Persons, properties or circumstances other than those as to which it has been held invalid and unenforceable, shall not be affected thereby, and each provision of this letter agreement shall be valid and enforced to the fullest extent permitted by law.

         VII.  DEFINED TERMS

         7.1. Definitions. In addition to terms defined elsewhere in this letter agreement, as used in this letter agreement, the following terms have the following respective meanings:

         "Aggregate Revolving Bank Liabilities" - At any time, the sum of (i) the principal amount of all Revolving Loans then outstanding, plus (ii) all then undrawn amounts of letters of credit issued by the Bank for the account of the Borrower, plus (iii) all amounts then drawn on any such letter of credit which at said date shall not have been reimbursed to the Bank by the Borrower.

         "Borrowing Base" - At any time, the result of: (1) 80% of the aggregate principal amount of the Qualified Receivables of the Borrower then outstanding, plus (2) 25% of the then aggregate value of the Qualified Inventory of the Borrower; provided that the amount contributed to Borrowing Base pursuant to this clause (2) shall never exceed $2,000,000. For the purposes of this definition, Qualified Inventory will be valued at the lower of market or cost, determined on a first in, first out basis.

         "Business Day" - Any day which is not a Saturday, nor a Sunday nor a public holiday under the laws of the United States of America or The Commonwealth of Massachusetts applicable to a national bank.

         "Capital Expenditures" - All acquisitions of machinery, equipment, land, leaseholds, buildings, leasehold improvements and all other expenditures for purposes which are considered to be fixed assets under generally accepted accounting principles consistently applied. Where a fixed asset is acquired by a lease which is required to be capitalized pursuant to generally accepted accounting principles, the amount so required to be capitalized shall be considered to be an expenditure in the year such asset is first leased.

         "Cash Available" - As determined for any fiscal period, the result of:
(i) the consolidated EDITDA of the Borrower and Subsidiaries for such fiscal period, minus (ii) the aggregate amount of Capital Expenditures incurred by the Borrower and/or its Subsidiaries during such fiscal period, minus (iii) all taxes paid or payable by the Borrower and/or its Subsidiaries during such fiscal period.

         "Collateral" - All property now or hereafter owned by the Borrower or in which the Borrower now or hereafter has any interest which is described as "Collateral" in the Security Agreement or in Subsection 7.2(b) below.

         "Current Liabilities" - All liabilities of the Borrower and/or any Subsidiary which are properly shown as current liabilities on a consolidated balance sheet of the Borrower prepared in accordance with generally accepted accounting principles consistently applied, including, without limitation, all capitalized lease payments and fixed payments and prepayments of, and sinking fund payments with respect to, Indebtedness required to be made within one year from the date of determination. In addition, "Current Liabilities" will in any event be deemed to include the Revolving Loans.

         "EBITDA" - For any fiscal period, the consolidated Net Income (or, if applicable, the consolidated Net Loss, expressed as a negative number) of the Borrower and Subsidiaries for such fiscal period, plus, without duplication of any item (i) all interest paid or accrued by the Borrower and/or any of its Subsidiaries with respect to such period and actually deduced on the consolidated books of the Borrower for the purposes of computation of its consolidated Net Income (or consolidated Net Loss, as the case may be) for the fiscal period involved, (ii) all federal and state income taxes (but not taxes in the nature of an ad valorem property tax or a sales or excise tax) paid or accrued with respect to such fiscal period and actually deducted on the consolidated books of the Borrower for the purposes of computation of its consolidated Net Income (or consolidated Net Loss, as the case may be) for the fiscal period involved, and (iii) the amount of the provision for depreciation and/or amortization recognized by the Borrower and actually deducted on the consolidated books of the Borrower for the purposes of computation of consolidated Net Income (or consolidated Net Loss, as the case may be) for the fiscal period involved.

         "ERISA" - The Employee Retirement Income Security Act of 1974, as amended.

         "Expiration Date" - December 1, 1998, unless extended by the Bank, which extension may be given or withheld by the Bank in its sole discretion.

         "Funded Debt" - As determined at any time, the principal amount of all long-term debt of the Borrower and/or any of its Subsidiaries outstanding at such time, plus the outstanding principal amount of all other Indebtedness for borrowed money of the Borrower and/or any of its Subsidiaries.

         "Indebtedness" - The total of all obligations of a Person, whether current or long-term, senior or subordinated, which in accordance with generally accepted accounting principles would be included as liabilities upon such Person's balance sheet at the date as of which Indebtedness is to be determined, and shall also include guaranties, endorsements (other than for collection in the ordinary course of business) or other arrangements whereby responsibility is assumed for the obligations of others, whether by agreement to purchase or otherwise acquire the obligations of others, including any agreement, contingent or otherwise, to furnish funds through the purchase of goods, supplies or services for the purpose of payment of the obligations of others.

         "Loan" - Any Revolving Loan or the Term Loan.

         "Loan Documents" - Each of this letter agreement, the Revolving Note, the Term Note, the Security Agreement, the Intellectual Property Assignments and each other instrument, document or agreement evidencing, securing, guaranteeing or relating in any way to any of the Loans or to any of the letters of credit issued hereunder, all whether now existing or hereafter arising or entered into.

         "Maximum Revolving Amount" - At any date as of which same is to be determined, the amount by which (x) $10,000,000 exceeds (y) the sum of (i) all then undrawn amounts of letters of credit issued by the Bank for the account of the Borrower plus (ii) all amounts then drawn on any such letter of credit which at said date shall not have been reimbursed to the Bank by the Borrower.

         "Net Income" (or "Net Loss") - The book net income (or book net loss, as the case may be) of a Person for any period, after all taxes actually paid or accrued and all expenses and other charges determined in accordance with generally accepted accounting principles consistently applied.

         "Net Quick Assets" - Such current assets of the Borrower as consist of cash, cash-equivalents and Receivables (less an allowance for bad debt consistent with the Borrower's prior experience).

         "Notes" - Collectively, the Revolving Note and the Term Note.

         "Obligations" - All Indebtedness, covenants, agreements, liabilities and obligations, now existing or hereafter arising, made by the Borrower with or for the benefit of the Bank or owed by the Borrower to the Bank in any capacity.

         "PBGC" - The Pension Benefit Guaranty Corporation or any successor thereto.

         "Person" - An individual, corporation, company, partnership, limited liability company, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof.

         "Premises" - As defined in Subsection 2.1(j) above.

         "Prior Loan Agreement" - That certain letter agreement dated October 21, 1994 between the Borrower and Fleet Bank of Massachusetts, N.A., as amended, the Bank having succeeded by merger to the rights and obligations of Fleet Bank of Massachusetts, N.A. thereunder.

         "Qualified Inventory" - All inventory from time to time owned by the Borrower which is located within the United States, excluding (i) any obsolete or damaged items, (ii) any returned items, (iii) any inventory in which the Bank does not have a fully perfected first priority security interest, and (iv) any other inventory which the Bank, in its reasonable judgment, determines not to be suitable as a basis for borrowing under this letter agreement. Demonstration equipment used by the Borrower in its business shall in any event be included within "Qualified Inventory."

         "Qualified Receivables" - Only those Receivables of the Borrower which arise out of bona fide sales made to customers of the Borrower (which customers are located in the United States and are unrelated to the Borrower) in the ordinary course of the Borrower's business and which remain unpaid no more than 90 days past the respective invoice dates of such Receivables, the payment of which is not in dispute. Unless the Bank in its sole discretion otherwise determines with respect to any Receivable, a Receivable which would otherwise be a Qualified Receivable shall be deemed not to be a Qualified Receivable (i) if the Bank does not have a fully perfected first priority security interest in such Receivable; (ii) if such Receivable is not free and clear of all adverse interests in favor of any other Person; (iii) if such Receivable is subject to any deduction, off-set, contra account, counterclaim or condition (except that if such a counterclaim or condition involves 10% or less of the principal amount of such Receivable, then only the amount subject to such counterclaim or condition will be deemed pursuant to this clause (iii) to be excluded from Qualified Receivables); (iv) if a field examination made by the Bank fails to confirm that such Receivable exists and satisfies all of the criteria set forth herein to be a Qualified Receivable; (v) if such Receivable is not properly invoiced at the date of sale;
(vi) if the customer or account debtor has disputed liability or made any claim with respect to the Receivable or the merchandise covered thereby (except that if the dispute involves 10% or less of the principal amount of such Receivable, then only the disputed amount will be deemed pursuant to this clause (vi) to be excluded from Qualified Receivables); (vii) if the customer or account debtor has filed a petition for bankruptcy or any other application for relief under the Bankruptcy Code or has effected an assignment for the benefit of creditors, or if any petition or any other application for relief under the Bankruptcy Code has been filed against said customer or account debtor, or if the customer or account debtor has suspended business, become insolvent, ceased to pay its debts as they become due, or had or suffered a receiver or trustee to be appointed for any of its assets or affairs; (viii) if the customer or account debtor has failed to pay other Receivables so that an aggregate of 25% of the total Receivables owing to the Borrower by such customer or account debtor has been outstanding for more than 90 days; or (ix) if the Bank reasonably believes that collection of such Receivable is insecure or that it may not be paid by reason of financial inability to pay or otherwise, or that such Receivable is not for any reason suitable for use as a basis for borrowing hereunder.

         "Receivables" - All of the Borrower's present and future accounts, accounts receivable and notes, drafts, acceptances and other instruments representing or evidencing a right to payment for goods sold or for services rendered.

         "Subsidiary" - Any corporation or other entity of which the Borrower and/or any of its Subsidiaries, directly or indirectly, owns, or has the right to control or direct the voting of, fifty (50%) percent or more of the outstanding capital stock or other ownership interest having general voting power (under ordinary circumstances).

         "Tangible Net Worth" - An amount equal to the total assets of any Person (excluding (i) the total intangible assets of such Person and (ii) any assets representing amounts due from any officer, employee or other affiliate of such Person) minus the total liabilities of such Person. Total intangible assets shall be deemed to include, but shall not be limited to, the excess of cost over book value of acquired businesses accounted for by the purchase method, formulae, trademarks, trade names, patents, patent rights and deferred expenses (including, but not limited to, unamortized debt discount and expense, organizational expense, capitalized software costs and experimental and development expenses).

         Any defined term used in the plural preceded by the definite article shall be taken to encompass all members of the relevant class. Any defined term used in the singular preceded by "any" shall be taken to indicate any number of the members of the relevant class.

         7.2. Security Agreement. (a) The Borrower acknowledges and agrees that the "Obligations" described in and secured by the Security Agreement include, without limitation, all of the obligations of the Borrower under the Revolving Note, the Term Note and/or this letter agreement.

         (b) The Security Agreement is hereby modified to provide as follows:

                  (i) That the "Collateral" subject thereto includes, without limitation and in addition to the Collateral described therein, all of the Borrower's files, books and records (including, without limitation, all electronically recorded data) all whether now owned or existing or hereafter acquired, created or arising. The Borrower hereby grants to the Bank a security interest in all such Collateral in order to secure the full and prompt payment and performance of all of the Obligations.

                  (ii) That, upon the occurrence of any Event of Default (as defined in Section 5.1 of this letter agreement), the Bank may, at any time, without further notice to the Borrower, notify account debtors that the Collateral has been assigned to the Bank and that payments by such account debtors shall be made directly to the Bank. At any time after the occurrence of an Event of Default, the Bank may collect the Borrower's Receivables, or any of same, directly from account debtors and may charge the collection costs and expenses to the Borrower.

         This letter agreement is executed, as an instrument under seal, as of the day and year first above written.

                                            Very truly yours,

                                            MICRION CORPORATION



                                            By: /s/ David M. Hunter
                                                ---------------------------
                                                Name: David M. Hunter
                                                Title: Vice President, Finance
                                                       and Administration
Accepted and agreed:

FLEET NATIONAL BANK



By: /s/ Thomas W. Davies
    ------------------------------
     Its Senior Vice President



By: /s/ Kimberly Malta
    ------------------------------
     Its Vice President

                               DISCLOSURE SCHEDULE



Item 2.1(a)       Jurisdictions in which Borrower is qualified; Subsidiaries

Item 2.1(b)       Stock ownership

Item 2.1(e)       Litigation

Item 2.1(j)       Record owner of Premises

Item 2.1(k)       Intellectual Property

Item 4.1          Existing Indebtedness

Item 4.2          Existing Liens

Item 4.3          Existing Guaranties